Exhibit 23.1

Deloitte & Touche LLP 1125 Northwest Couch Street Suite 600 Portland, OR 97209-4156 USA Tel: +1 503 222 1341 Fax: +1 503 224 2172 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 of our report dated April 14, 2023 relating to the financial statements of Arcimoto, Inc. appearing in the Annual Report on Form 10-K of Arcimoto, Inc. for the year ended December 31, 2022.

Portland, OR

July 27, 2023